Exhibit 10.21
WELLCARE HEALTH PLANS, INC.
Non-Employee Director Compensation Policy
          This Non-Employee Director Compensation Policy (the “Policy”) sets forth the compensation to be paid to non-employee members (“Non-Employee Directors”) of the Board of Directors (the “Board”) of WellCare Health Plans, Inc. (the “Company”).
Annual Retainers
          The following retainers shall be paid quarterly at the end of the period and shall be cumulative. A member of the Board or any of its committees, who serves on such during a portion of a quarterly period, shall be paid the full quarterly retainer.
     All Non-Employee Directors:
•	A base annual retainer of $50,000.
     Committee Members:
•	Each member of the Audit Committee shall receive an additional annual retainer of $12,000.

•	Each member of the Compensation Committee, the Nominating and Corporate Governance Committee, the Health Care Quality and Access Committee and the Regulatory Compliance Committee shall receive an additional annual retainer of $8,000.

•	Each member of the Special Committee shall receive an additional annual retainer of $60,000.
     Committee Chairs:
•	The chairperson of the Audit Committee shall receive an additional annual retainer of $8,000.

•	The chairperson of the Compensation Committee, the Nominating and Corporate Governance Committee, the Health Care Quality and Access Committee and the Regulatory Compliance Committee shall receive an additional annual retainer of $4,000.

•	The chairperson of the Special Committee shall receive an additional annual retainer of $30,000.

     Lead Director:
•	The lead director shall receive an additional annual retainer of $15,000.
Meeting Fees
          Each Non-Employee Director shall receive an additional $2,000 for each meeting of the full Board of Directors attended in person, telephonically or by way of other remote or electronic means.
Initial Equity Awards
          Unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, upon, and contingent on, a new Non-Employee Director’s appointment or election to the Board, newly elected or appointed members of the Board shall receive an initial grant of restricted stock valued at approximately $150,000 (based on the closing price on the grant date), pursuant to and in accordance with the terms and provisions of a restricted stock agreement and the WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “2004 Equity Plan”), and such shares of the Company’s common stock, when so issued and granted, shall be validly issued, fully paid and nonassessable. Such grant of restricted stock shall vest in equal parts on the first, second and third anniversary of the date of grant.
Annual Equity Awards
          Unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, each Non-Employee Director, other than a Non-Employee Director joining the Board at the annual meeting, shall receive an annual grant of restricted stock valued at approximately $100,000 (based on the on the closing price on the grant date), pursuant to and in accordance with the terms and provisions of a restricted stock agreement and the 2004 Equity Plan, and such shares of the Company’s common stock, when so issued and granted, shall be validly issued, fully paid and nonassessable. Unless otherwise determined by the Compensation Committee, all such annual grants shall be granted on the date of the Company’s annual meeting of shareholders. Such grant of restricted stock shall vest in full on the first anniversary of the date of grant.
Stock Ownership Guidelines
          Non-Employee Directors are required to own shares of the Company’s common stock (the “Ownership Requirement”) having a value (as described below) equal to the sum of three (3) times the base annual retainer payable to each Non-Employee Director as set forth in this Policy as in effect from time to time.
          For purposes of determining ownership, the following will be used in determining whether a Non-Employee Director has satisfied the Ownership Requirement:

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•	One hundred percent (100%) of the value of shares of the Company’s common stock owned individually, either directly or indirectly, including vested and unvested restricted stock or restricted stock unit awards or shares acquired upon exercise of stock options;

•	Shares of the Company’s common stock owned jointly, or separately by a spouse, domestic partner and/or minor children, directly or indirectly.
No other rights to acquire shares of Company common stock (including stock options or similar rights) shall be considered shares of Company common stock for purposes of meeting the Ownership Requirements under this Policy.
          For purposes hereof, the value of a share of the Company’s common stock, including vested and unvested restricted stock and restricted stock units, shall be calculated on the last trading day of each calendar year based on the average closing price of the Company’s common stock during the prior year. Any subsequent change in the value of the shares of Company common stock during that year will not affect the amount of stock a Non-Employee Director should hold during that year under this Policy. If the value of the shares of Company common stock increases from year to year, each Non-Employee Director shall have one year in which to meet the Ownership Requirement.
          In the event the annual retainer increases, each Non-Employee Director will have four (4) years from the time of the increase to acquire any additional shares needed to satisfy this Policy.
          A Non-Employee Director shall have until the end of the fiscal quarter of the fourth anniversary of such Non-Employee Director’s election or appointment to the Board or upon otherwise becoming a Non-Employee Director of the Board to satisfy the Ownership Requirement; provided, however, that a Non-Employee Director who was a Non-Employee Director of the Company as of April 1, 2009, shall have until the end of the fiscal quarter of the fourth anniversary of such date to meet the Ownership Requirement.
Effective Date
          This Policy shall become effective April 1, 2009.
Approved by Board: March 23, 2009

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